**apei** AMERICAN PUBLIC EDUCATION, INC.



FACT SHEET: **March 2013** TICKER: **APEI** EXCHANGE: **NASDAQ** IPO DATE/PRICE: **Nov 11, 2007 @ $20**

**American Public Education, Inc.** is an online provider of higher education focused primarily on serving the military and public service communities. *American Public University System* (APUS), wholly owned by APEI, operates through *American Military University* (AMU) and *American Public University* (APU). APUS' mission is to provide quality higher education with emphasis on educating the nation's military and public service communities by offering respected, relevant, accessible and affordable, student-focused online programs, which prepare them for service and leadership in a diverse, global society. American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

## APUS REGISTRATIONS

| For the three months ended March 31, | 2013 | 2012 | % Change |
|---|---|---|---|
| Net Course Registrations by New Students | 19,100 | 20,500 | -7% |
| Net Course Registrations | 109,700 | 101,000 | 9% |

## APUS REGISTRATIONS BY PRIMARY FUNDING SOURCE

| For the three months ended March 31, 2013 | % of Total |
|---|---|
| Federal Student Aid (Title IV) | 35% |
| Department of Defense Tuition Assistance (TA) | 39% |
| Veteran's Benefits (VA) | 15% |
| Cash & Other Sources | 12% |

**50%+** OF APUS UNDERGRADUATE ALUMNI RETURN FOR SECOND DEGREE*

**40%+** OF APUS STUDENTS REFERRED BY OTHERS

## FINANCIAL METRICS *(in millions, except per share data)*

| Three Months Ended | 3/31/2013 | 3/31/2012 |
|---|---|---|
| Revenues | $83.8 | $75.8 |
| Net Income | $11.4 | $9.1 |
| Diluted EPS (per diluted share) | $0.63 | $0.50 |
| **Balance Sheet, as of** | **3/31/2013** | **12/31/2012** |
| Cash & Equiv. | $120.6 | $114.9 |
| Total Assets | $246.7 | $237.6 |
| Total Corp. Debt | $ 0 | $ 0 |
| **Full Year Ended** | **12/31/2012** | **12/31/2011** |
| Revenues | $313.5 | $260.4 |
| Net Income | $ 42.3 | $ 40.8 |
| Diluted EPS | $ 2.35 | $ 2.23 |

## UNIVERSITY PROFILE

*As of December 31, 2012*



18%
23%
59%

**Enrollment by degree level**

- Associates
- Bachelors
- Masters



43%
57%

**Enrollment by status**

- Military
- Civilian



4%
11%
21%
12%
21%
14%
17%

**Enrollment by school**

- 21%–Arts & Humanities
- 21%–Public Service & Health
- 17%–Security & Global Studies
- 14%–Management
- 12%–Business
- 11%–Science & Technology
- 4%–Education

## AFFORDABLE TUITION

**Undergraduate Tuition:** $250/credit hour

**Graduate Tuition:** $325/credit hour

**Avg. Age:** 32 years

**Avg. Undergraduate Class Size:** 16 students

**Gender Ratio:** 66 male/34 female

**Avg. Courses Per Year:** 3 Military/4 Civilian

**Faculty:** 430 Full-Time/1,570 Adjunct

**Staff:** 930 Full-Time/20 Part-Time

## AMU & APU GRADUATES

**27,000+ Alumni**



7,600
6,100
4,600
3,300
2,000
1,600
1,100
800
600
300
100
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12

*Represents returning undergraduate students from 2010 conferrals.

**NOTE:** Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in the company's filings with the U.S. Securities and Exchange Commission, www.sec.gov.

Contact Chris Symanoskie
703-334-3880 or csymanoskie@apus.edu